ARTICLE 19
DEFAULT BY LANDLORD
19.1. Default Defined; Notice.
Landlord shall in no event be charged with default in any of its Obligations hereunder unless and until Landlord shall have failed to perform such obligations within ten (10) days (or such additional time as is reasonably required to correct any such default) after written notice as set forth in Section 24.7 to Landlord by Tenant, specifically describing such failure. 19.2. Notice to First Mortgagee. If the holder of the first mortgage covering the Premises shall have given written notice to Tenant of the address to which notices to such holder are to be sent, Tenant shall give such holder written notice simultaneously with any notice given to Landlord of any default of Landlord. Said holder shall have the right but not the obligation, within thirty (30) days after receipt of such notice or such additional time as is reasonably required to correct such default in which case the holder must commence to cure within said thirty (30) day time period, before Tenant may take any action by reason of such default.

ARTICLE 20
TENANT'S PROPERTY
20.1. Taxes; Assessments.
Tenant shall be responsible for and shall pay before delinquent all municipal, county, federal or state taxes whether enacted now or in the future coming due during or after the Lease Term against Tenant's interest in this Lease or against personal property of any kind owned or placed in, upon or about the Premises by Tenant.

ARTICLE 21
ACCESS BY LANDLORD
21.1. Right of Entry.
Landlord and its agent and employees shall have the right to enter the Premises from time to time at reasonable times, including but not limited to, the right of immediate entry without notice at any time in the case of an emergency or to protect access to the other portions of the Premises, to examine the same and show them to prospective purchasers and other persons and to post notices as Landlord may deem reasonably necessary or appropriate for the protection of Landlord, its interests or the Premises. Landlord and its agents and employees shall have the further right to enter the Premises from time to time at reasonable times to make such repairs, alteration, improvement or additions to the Premises or other portions of the Center or Project as Landlord deems desirable. Rent shall not abate while any such repairs, alterations, improvement or additions are being made, but Landlord shall use its best efforts not to unreasonably interfere with the conduct of Tenant's business during any such period. During the last twelve
(12) months of the Lease Terms, Landlord may exhibit the Premises to prospective tenants and maintain upon the Premises notices deemed advisable by Landlord. In addition, during any apparent emergency, Landlord or its agent may enter the Premises forcibly without liability therefor and without in any manner affecting Tenant's obligations under this Lease. Nothing herein contained, however, shall be deemed to impose upon Landlord any obligation, responsibility or liability whatsoever, for any care, maintenance or repair except as otherwise herein expressly provided.

ARTICLE 22
HOLDING OVER, SUCCESSORS
22.1. Holding Over.
Upon expiration of the Lease term, or earlier as provided herein, if Tenant holds over or occupies the Premises (it being agreed there shall be no such holding over or occupancy without Landlord's written consent), Tenant shall pay Landlord for each day of such holding over a sum equal to the twice the Minimum Monthly Rent plus all Percentage rent which otherwise would have been payable for each month or portion of such month during such holding over, plus all other amounts which Tenant would have been required to pay hereunder had this Lease been in effect. If Tenant holds over with or without Landlord's written consent, Tenant shall occupy the Premises on a tenancy at sufferance basis with all other terms and provisions of this Lease being applicable to such period.

ARTICLE 23
QUIET ENJOYMENT
23.1. Landlord's Covenant.
If Tenant pays the rents and other amounts herein provided, observes
And performs all the covenants, terms and conditions hereof, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term without hindrance by Landlord or any person or persons claiming by, through or under Landlord, subject nevertheless to the terms and conditions of this Lease.

ARTICLE 24
MISCELLANEOUS
24.1. Waiver.
No waiver by Landlord or Tenant of any breach of any term, covenant or condition hereof shall be deemed a waiver of the same or any subsequent breach of the same or any other term, covenant or condition. The acceptance of rent by Landlord shall not be deemed a waiver of any earlier breach by Tenant of any term, covenant or condition hereof, regardless of Landlord's knowledge of such breach when such rent is accepted. No covenant, term or condition of this Lease shall be deemed waived by Landlord or Tenant unless waived in writing.
24.2. Accord and Satisfaction.
Landlord is entitled to accept, receive and cash or deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply the same at Landlord's option to any obligation of Tenant and the same shall not constitute payment of any amount owed except to which Landlord has applied the same. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord's right to recover any and all amounts owed by Tenant hereunder and Landlord's right to pursue any other available remedy.
24.3. Entire Agreement.
There are no representations, covenants, warranties, promises, agreements, conditions or undertakings, oral or written, between Landlord and Tenant other than herein set forth. Except as otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing, signed by them and approved by Landlord's mortgagee, if acquired.
24.4. No Partnership.
Landlord does not, in any way or for any purpose, become a partner, employer, principal, master, agent or joint venturer of or with Tenant.
24.5. Force Majeure.
If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure material, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, terrorism, acts of God or other reason of a similar or dissimilar nature not the fault of the party delayed in performing work or doing acts required under this Lease, the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, the provisions of this Section 24.5 shall at no time after the Commencement Date operate to excuse Tenant from any obligations for payment of Minimum Monthly Rent, Monthly Percentage Rent, Additional Rent or any other payments required by the terms of this Lease when the same are due, and all such amounts must be paid when due.
24.6. Submission of Lease.
Submission of this Lease to Tenant does not constitute an offer to lease; this Lease shall become effective only upon execution and delivery thereof by Landlord and Tenant. Upon execution of this Lease by Tenant, Landlord is granted an irrevocable option for ten (10) days to execute this Lease within said period and thereafter return a fully executed copy to Tenant. The effective date of this Lease shall be the date filled in on Page 1.
24.7. Notices.

All notices from Tenant to Landlord required or permitted by any provision of this agreement shall be directed to Landlord as follows:

Stratosphere Leasing, LLC
The Tower Shops at Stratosphere
2000 Las Vegas Blvd. South
Las Vegas, NV 89104
Attention: Richard Brown

With a copy to:
American Real Estate Holdings, LP
100 South Bedford Rd.
Mt. Kisco, NY 10549
Attn: Counsel

All notices from Landlord to Tenant required or permitted hereunder shall be directed as to the Tenant at:

2251 North Rampart Boulevard, Suite 323
Las Vegas, NV 89126

Until the Commencement Date and thereafter all notices shall be directed to the Tenant at the Premises Copies of notices to Tenant shall also be sent to:

Mark Segal, Esq,
Segal & McMahan, Chartered
A P, 720 South Fourth Street
Las Vegas, NV 89101.

All notices to be given hereunder by any person shall be written and sent by registered or certified mail, return receipt requested, postage pre-paid or by an express mail delivery service, addressed to the person intended to be notified at the address set forth above. Any person may, at any time, or from time to time, notify the other persons named herein in writing of a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address.
Notice given as aforesaid shall be sufficient service thereof and shall be deemed given as of the date received, as evidenced by the return receipt of registered or certified mail or the express mail delivery receipt, as the case may be. Notices may be given by the parties or their respective attorneys.
24.8. Captions and Section Numbers.
This Lease shall be construed without reference to the title of Articles and Section, which are inserted only for convenience of reference.
24.9. Number and Gender.
The use herein of a singular term shall include the plural and use of the masculine, feminine or neuter genders shall include all others.
24.10. Objection to Statements.
Notwithstanding the provisions of Section 23.1, Tenant's failure to object to any statement, invoice or billing rendered by Landlord within a period of one (1) year after receipt thereof shall constitute Tenant's acquiescence with respect thereto and shall render such statement, invoice or billing an account stated between Landlord and Tenant.
24.11. Representation of Authority.
A. If Tenant is or will be a corporation or other business entity, Tenant hereby covenants and warrants that Tenant is duly qualified and authorized to do business in the State of Nevada, that all taxes have been paid to date and the person signing this lease on behalf of the entity is duly authorized to sign and execute this Lease. B. Landlord represents covenants and warrants that Landlord is duly qualified and authorized to do business in the State of Nevada, has the authority to lease the Premises to Tenant and that the person signing this lease on behalf of Landlord is duly authorized to sign and execute this Lease.
24.12. Joint and Several Liability.
If Tenant is a partnership or other business organization the members of which are subject to personal liability, the liability of each such member shall be deemed to be joint and several.
24.13. Limitation of Liability.
Anything to the contrary herein notwithstanding, no member, general or Limited partner of the Landlord, or any member, general or limited partner of any member or partner of Landlord, or any other holder of any equity interest in the Landlord, or in any entity comprising the Landlord or its members or partners, shall be personally liable with respect to any of the terms, covenants, conditions and provisions of this Lease, or the performance of Landlord's obligations under this Lease, nor shall Landlord or any of said constituent parties have any liability to Tenant for any consequential damages such as, but not limited to, lost profits. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Center, and Tenant shall look solely to the interest of Landlord, its successors and assigns, in the Center, for the satisfaction of each and every remedy of Tenant against Landlord. Tenant shall not look to any of Landlord's other assets seeking either to enforce Landlord's obligations under this Lease, or to satisfy any money or deficiency judgment for Landlord's failure to perform such obligations, such exculpation of personal liability is and shall be absolute and without any exception whatsoever. The term "Landlord" shall mean only the owner at the time in question of the present Landlord's interest in the Center. In the event of a sale or transfer of the Center (by operation of law or otherwise) or in the event of the making of a lease of all or substantially all of the Center, or in the event of a sale or transfer
(by operation of law or otherwise) of the leasehold estate under any such lease, the grantor, transferor or lessor, as the case may be, shall be and hereby is (to the extent of the interest or portion of the Center or leasehold estate sold, transferred or leased) automatically and entirely released and discharged, from and after the date of such sale, transfer or leasing, of all liability with respect of the performance of any of the terms of this Lease on the part of Landlord thereafter to be performed; provided that the purchaser, transferee or lessee (collectively "Transferee") shall have agreed in writing to assume and perform subject to the limitations of this Section (and without further agreement between the other parties hereto, or among such parties and the Transferee) and only during and in respect of the Transferee's period of ownership of the Landlord's interest under this Lease, all of the terms of this Lease on the part of Landlord to be performed during such period of ownership, it being intended that Landlord's obligations hereunder shall, as limited by this Section, be binding on Landlord, its successors and assigns only during and in respect to their respective, successive periods of ownership.
24.14. Broker's Commission.
Each party represents and warrants that it has caused or incurred no claims for brokerage commissions or finder's fees in connection with the execution of this Lease, and each party shall indemnify, defend and hold the other harmless against and from all liabilities arising from any such claims caused or incurred by it (including without limitation, attorney's fees and costs in connection therewith.)
24.15. Partial Invalidity.
If any provision of this Lease or the application thereof to any person
Or circumstance shall to any extent by invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
24.16. Applicable Law.
This Lease shall be construed under the state and federal laws of the State of Nevada.
24.17. Reservation of Air Rights.
There has been no representation or warranty by the Landlord and Tenant acknowledges that there is no inducement or reliance to lease the Premises on the basis that the existing access to light, air and views from the Premises would continue unabated. Tenant acknowledges and understands that it shall no rights to the airspace above the Premises and the Center and those rights shall be the sole property of Landlord, provided, however, Tenant shall have the exclusive right to construct, cause to be constructed or permit the construction of mezzanines over the Premises.
24.18. Recording.
Tenant shall not record this Lease or any short form or memorandum of This Lease. Tenant, upon the request of Landlord or Landlord's mortgagees, shall execute and acknowledge a short form or memorandum of this Lease for recording purposes. Upon the expiration of the Lease term or earlier termination of this Lease for any reason, Tenant, within ten (10) days after request by Landlord, shall deliver to Landlord a quitclaim deed conveying to Landlord all interest Tenant may have had under this Lease, and such other instruments as Landlord may reasonably request to evidence the same.
24.19. Unrelated Business Taxable Income.
A. If at any time and from time to time during the term of this Lease, Landlord is advised by its counsel or counsel to a tax exempt partner of the managing partner of Landlord that any provision of this Lease, including without limitation the provisions relating to the payment of rent and Additional Rent, or the absence of any provision might give rise to unrelated business taxable income within the meaning of the Internal Revenue Code or the regulations issued thereunder, or may jeopardize the tax-exempt status of any partner in Landlord or any partner in a partnership that is a partner in Landlord, or may prevent any such partner from obtaining such tax-exempt status, then this Lease may be unilaterally amended by Landlord in such manner as shall meet the requirements specified by counsel for Landlord and Tenant agrees that it will execute all documents or instruments necessary to effect such amendments, provided that no such amendment shall result in Tenant having to pay in the aggregate more on account of its occupancy of the Premises than it would be required to pay under the terms of this Lease, or having to receive fewer services or services of lesser quality than it is presently entitled to receive under this Lease or in the decrease of tenant's rights or in the increase of the burdens upon Tenant under this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease as of the day and year first above written.

(LANDLORD) STRATOSPHERE LEASING, LLC, a Delaware Limited Liability
Company
By: ________________________________________________
Its: ________________________________________________

(TENANT) FASTRAXX LAS VEGAS INDOOR KARTING, LLC
By: ________________________________________________
Its: ________________________________________________